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                                                                    EXHIBIT 99.1


                                                                            NEWS


[CHARTER COMMUNICATIONS LOGO]


FOR RELEASE: FRIDAY, MARCH 8, 2001


          CHARTER COMMUNICATIONS ANNOUNCES EXTENSION OF EXCHANGE OFFER
               FOR $1.75 BILLION SENIOR AND SENIOR DISCOUNT NOTES

                    Exchange offer extended to March 15, 2001

         ST. LOUIS - Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation, subsidiaries of Charter Communications, Inc. (Nasdaq: CHTR), today announced that they are extending their offer (the "Exchange Offer") to exchange their outstanding $900 million of 10.75% Senior Notes due 2009, $500 million of 11.125% Senior Notes due 2011 and, $350.6 million of 13.5% Senior Discount Notes due 2011 with a principal at maturity of $675 million (collectively, the "Old Notes") for $900 million of 10.75% Senior Notes due 2009, $500 million of 11.125% Senior Notes due 2011 and, $350.6 million of 13.5% Senior Discount Notes due 2011 with a principal at maturity of $675 million (collectively, the "New Notes").

         The exchange offer was scheduled to expire at 5:00 p.m. Eastern Time, on March 12, 2001, unless extended. As of today, approximately $287 million in aggregate principal amount of 10.75% Senior Notes due 2009, $162 million in aggregate principal of 11.125% Senior Notes due 2011, and $235 million in aggregate principal of 13.5% Senior Discount Notes due 2011 have been confirmed as tendered in exchange for a like principal amount of New Notes.

         The new expiration date for the Exchange Offer is 5:00 p.m. Eastern Time, on March 15, 2001.

           The New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The Old Notes were sold to qualified institutional buyers in reliance on Rule 144A of the Securities Act on January 10, 2001. The Old Notes were not registered under the



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CHARTER, PAGE 2

Securities Act and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Old Notes or the New Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         With nearly 6.4 million customers, Charter Communications, a Wired World(TM) company, is among the nation's largest broadband communications companies. Charter offers an array of advanced broadband services, including cable television under the Charter Cable TV(TM) brand; advanced digital video programming services under the Charter Digital Cable(TM) brand; and high-speed Internet access via Charter Pipeline(TM). Charter's Class A common stock is traded on the Nasdaq National Market under the ticker symbol "CHTR." More information about Charter can be found on the Internet at www.charter.com.

                                      # # #


Statements in this press release regarding Charter Communications' business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Charter files from time to time with the U.S. Securities and Exchange Commission.

CONTACTS:
MEDIA                                               ANALYST
Charter Communications                              Charter Communications
Anita Lamont, 314-543-2215                          Mary Jo Moehle, 314-543-2397
alamont@chartercom.com                              mmoehle@chartercom.com